Exhibit 99.3

SBA Closes $350 Million Convertible Senior Notes;

Repurchases Shares as Part of Six Million Share Repurchase Plan

BOCA RATON, Fla., March 26, 2007. SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced the closing of its previously announced $300 million principal amount of Convertible Senior Notes due 2010 and an additional $50 million principal amount of notes upon exercise by the initial purchasers of their over allotment option. The notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will pay interest semi-annually at a rate of 0.375% per annum. The notes will be convertible, at the holder’s option, at an initial conversion rate of 29.7992 shares of SBA’s Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $33.56 or a 19% conversion premium based on the last reported sale price of $28.20 per share of SBA’s Class A common stock on March 20, 2007. The notes will be convertible under certain circumstances. Upon conversion, SBA’s conversion obligation may be settled in cash, shares of SBA’s Class A common stock, or a combination of cash and shares of SBA’s Class A common stock. In connection with the issuance of the notes, SBA entered into convertible note hedge transactions with affiliates of one or more of the initial purchasers. The convertible note hedge transactions are intended to reduce the dilution to SBA’s Class A common stock upon potential future conversion of the notes. The convertible note hedge transactions have an exercise price equal to the conversion price of the notes. SBA also entered into separate warrant transactions, with affiliates of one or more of the initial purchasers, which have an exercise price of $55.00 per share. These transactions will generally have the effect of increasing the conversion price of the notes.

As previously announced, SBA used approximately $91.2 million of the net proceeds from the offering of the Notes to repurchase 3.24 million shares of its Class A common stock. This repurchase is part of a six million share repurchase plan authorized by SBA’s Board of Directors. The Company announced today that it intends to execute the additional share repurchases from time to time commencing after the Company’s trading window reopens and prior to December 31, 2007. SBA will base its decisions on amounts of repurchases and their timing on such factors as the stock price, general economic and market conditions, the Company’s debt levels and other factors, and subject to the relevant rules under United States securities regulations. The share repurchases may be made on the open market, in block trades or otherwise and may include derivative transactions. The share repurchases may be suspended or discontinued at any time. Shares of stock repurchased under the plan will be retired.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of SBA Class A common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses — site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice President of Capital Markets, at (561) 995-7670 or visit our website at www.sbasite.com.

This press release includes forward-looking statements regarding SBA’s intention to repurchase shares of its Class A common stock. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2007. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.